Exhibit 99.1

[Printed on Graystone Financial Corp. Letterhead]

November 14, 2008

Dear Shareholders,

I am pleased to report today that Graystone Financial Corp. and Tower Bancorp, Inc. will be joining together in a partnership resulting in combined assets of approximately $1.2 billion, 25 branch locations in nine counties and two states, and an expanded employee base of over 300.

It is important to stress to you that this partnership is a proactive, revenue-driven strategy, not a cost-saving response to the current financial climate.  The decision to enter into a partnership with Tower Bancorp, Inc., the holding company for First National Bank of Greencastle, was well-researched and intentional.  After initial conversations, it became very apparent that our core company values and cultures complemented each other.  The steady growth of First National Bank of Greencastle coupled with the aggressive growth of Graystone Bank will result in a partnership that is well-balanced and plays to the strengths of each institution.

As the fastest-growing de novo bank in Pennsylvania, Graystone is on a progressive growth trajectory.  Our partnership with Tower Bancorp, Inc. accelerates the Graystone plan by two to three years. Most importantly, it sends a positive message to our customers and our competition that our roots run deep, our people are the finest, and our customers are well-served.  This strategic partnership is not a “next-year” transaction, but an alliance that sets the stage for decades to come for community banking security in both our regions.

Pending the customary conditions and shareholder and regulatory approvals, the closed partnership will take effect in early 2009.  The new organizational structure, which is not anticipated to affect products or services to customers, will operate under Tower Bancorp, Inc., the holding company of First National Bank of Greencastle. The allied institutions’ leadership team will include the following: Andrew Samuel, president and CEO of Tower Bancorp, Inc.; Jeffrey Renninger, EVP, COO of Tower Bancorp, Inc.; Jeffrey Shank, EVP of Tower Bancorp, Inc., president and CEO of Tower Bank, a division of Graystone Tower Bank; Janak Amin, EVP of Tower Bancorp, Inc., president and CEO of Graystone Bank, a division of Graystone Tower Bank; and Mark Merrill, EVP, CFO of Tower Bancorp, Inc.

Tower Bancorp, Inc. (OTCBB: TOBC) is a publicly traded company that has an attractive history of earnings and dividend growth.  The combined financial resolve of both institutions creates an even stronger capital position with a balance sheet that provides greater flexibility.  Following the closing, the resultant leadership team will boast over 110 years of combined in-market experience along with a clear vision that will foster future growth.

A true hometown bank with an independent spirit, the First National Bank of Greencastle has 144 years of history in the Commonwealth of Pennsylvania.  Founded in 1864, First National Bank of Greencastle currently operates 16 branch offices in 3 counties, including Franklin and Fulton counties in Pennsylvania and Washington County in Maryland.  The bank offers a variety of products and services to retail and business customers, including wealth management services.  Tower Bancorp, Inc. is the publicly traded holding company for First National Bank of Greencastle.

Both community-based banks will continue operating under their respective brands and will deliver the same high-level of services to their customers.  The partnership is truly a win-win for employees, customers, shareholders, and the community.

I understand that you may have additional questions regarding our planned partnership with Tower Bancorp, Inc.  Please do not hesitate to contact me directly at 717-724-2800.

Thank you for your continuing commitment to Graystone Bank!

Sincerely,

Andrew Samuel

Chairman and CEO

Additional Information About The Transaction and Where to Find It

The proposed transaction will be submitted to the shareholders of Tower Bancorp, Inc. (“Tower”) and Graystone Financial Corp. (“Graystone”) for their consideration and approval.  In connection with the proposed transaction, Tower will be filing with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 which will include a joint proxy statement/prospectus and other relevant documents to be distributed to the shareholders of Tower and Graystone.  Investors are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  Investors will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other flings containing information about Tower and Graystone, free of charge from the SEC’s Internet site (www.sec.gov), by contacting Tower Bancorp, Inc. at 717-597-2137or by contacting Graystone Financial Corp., at 717-724-2827.   INVESTORS SHOULD READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE TRANSACTION.

Participants in The Transaction

Tower, Graystone and their respective directors, executive officers, and certain other members of management and employees may be soliciting proxies from Tower and Graystone shareholders in favor of the transaction.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Tower and Graystone shareholders in connection with the proposed transaction will be set forth in the joint proxy statement/prospectus when it is filed with the SEC.  You can find information about Tower’s executive officers and directors in its definitive proxy statement filed with the SEC on March 18, 2008.  You can obtain free copies of this document from Tower using the contact information above.  You can find information about Graystone’s executive officers and directors from the Graystone website, www.graystonebank.com/investor_relations.asp.

This document is not an offer to sell shares of Tower’s securities which may be issued in the proposed transaction.  Such securities are offered only by means of the joint proxy statement/prospectus referred to above.

Safe Harbor for Forward-Looking Statements

This document may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995.  These statements are typically preceded by words such as “believes,” “expects,” “hopes,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions.  These forward-looking statements are subject to risks and uncertainties that may cause actual future experience and results to differ materially from those discussed in these forward-looking statements due to various factors.  Such factors that might cause such a difference include, but are not limited to, the ability of Tower and Graystone to obtain shareholder approval of the transaction, the possibility that the transaction will not close or that the closing will be delayed, the challenges and costs of integrating the operations and personnel of the companies, reactions of customers of the companies, changing economic and competitive conditions, volatility in interest rates, costs associated with complying with the laws, rules and regulations, and other risks and uncertainties, including those disclosed previously and from time to time in Tower’s filings with the Securities and Exchange Commission.